UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

   1.   Name and Address of Reporting Person
        (Last) (First) (Middle)       Grissom, Steven L.
        (Street)                      121 South 17th Street
        (City) (State) (Zip)          Mattoon, Illinois 61938


   2.   Date of Event Requiring Statement (Month/Day/Year)

        09/11/98

   3.   IRS or Social Security Number of Reporting Person (Voluntary)



   4.   Issuer Name and Ticker or Trading Symbol

        McLeodUSA Incorporated
        MCLD

   5.   Relationship of Reporting Person(s) to Issuer (Check all
        applicable)
        ( ) Director   ( ) 10% Owner  ( ) Officer (give title below)
        (X) Other  (specify below)

        Member of 13(d) group owning more than 10%

   6.   If Amendment, Date of Original (Month/Day/Year)



   7.   Individual or Joint/Group Filing (Check Applicable Line)
        (X)  Form filed by One Reporting Person
        ( )  Form filed by More than One Reporting Person

              Table I -- Non-Derivative Securities Beneficially Owned

 1.  Title of Security            2.  Amount of Securities          3.  Ownership Form:           4.  Nature of
                                     Beneficially Owned                Direct (D) or                 Indirect
                                                                       Indirect (I)            Beneficial Ownership




            Table II -- Derivative Securities Beneficially Owned

                         2.  Date            3.  Title and                           5.  Ownership
                        Exercisable            Amount of                                Form of
                      and Expiration          Underlying                               Derivative
                       Date (Month/           Securities                               Security:
                         Day/Year)
   1.  Title of     Date       Expira-     Title      Amount    4.  Conversion    Direct    Indirect     6.  Nature
    Derivative      Exer-      tion                     or        or Exercise       (D)        (i)       of Indirect
     Security       cisable    Date                   Number       Price of                              Beneficial
                                                        of        Derivative                              Ownership
                                                      Shares       Security



   Explanation of Responses:




   SIGNATURE OF REPORTING PERSON(S):


   Steven L. Grissom





   DATE:

   November 5, 1998


   Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).